Exhibit 10.2

POST 2004 DEFERRED COMPENSATION PLAN
FOR THE DIRECTORS OF PEOPLES BANK
Amended and Restated Effective May 20, 2022

1.    Purpose. Peoples Bank (the “Bank”) hereby adopts this restatement of the Post 2004 Deferred Compensation Plan for the Directors of Peoples Bank, effective May 20, 2022 (the “Plan”). The Plan provides members of the Board of Directors of Peoples Bank (the “Board”) the opportunity to defer all or a portion of their annual fees. This Plan is intended to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder (“Code Section 409A”)

2.    Administration. The Plan shall be administered by the Bank which shall have the authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Plan and decide or resolve any and all questions, including interpretation of the Plan, as may arise in connection with the Plan. The Bank may delegate such authority to any entity, committee, or Bank employee at its discretion.

3.    Participation. Members of the Board (“Directors”) are eligible to participate in the Plan (each a “Participant”). A Participant may file an election with the Board on or before December 31st of any year in which he or she serves as a Director on the Board to defer all or a specified portion of his or her annual fees for succeeding calendar years, provided that he or she continues to serve as a Director in succeeding calendar years. Any person elected to fill a vacancy on the Board who was not a Director on the preceding December 31st may elect, within 30 days of becoming a Director, to defer all or a specified portion of his or her annual fees for the balance of the calendar year following such election and for succeeding calendar years, unless such person is otherwise prohibited from making such an election by Code Section 409A. An election to defer fees shall continue from year to year unless terminated by the Participant by written request. In the event a Participant elects to terminate his or her deferral election, such election will not be effective until January 1 of the year following the year in which the election is made.

4.    Deferred Benefit. Each Participant shall at all times have a fully vested and nonforfeitable interest in his or her account under this Plan (the “Account”). The Account will consist of the amounts deferred under the Plan and accumulate interest at a rate specified in Section 5 below (the “Deferred Benefit”). A Participant’s Account shall not constitute or be treated as a trust fund.

5.    Interest. The rate of interest to be paid on deferred fees will be equal to the lower of either (a) the Bank’s regular six-month certificate of deposit, plus 2%, or (b) 120% of the applicable federal long-term rate in effect during the month in which the Bank determines or reviews the appropriate interest rate for the Plan. The interest rate will be reset on the first business day of each month.

6.    Distribution.

(a)    If a Participant made an election to defer his or her fees any time prior to May 20, 2022 (“Legacy Participant”), such Participant shall receive his or her distribution in ten (10) annual installments over a nine (9) year period beginning with the first day of the calendar year immediately following the year in which the Participant ceases to be a Director. A Legacy Participant may make a one-time change to a single lump sum distribution in accordance with subsection (c) below.

(b)    If a Director has never made an election to defer his or her fees under the Plan before May 20, 2022 (“New Participant”), such Director may elect to receive his or her distribution in (1) a single lump sum on the first day of the calendar year following the year in which Participant ceases to be a Director; (2) five (5) annual installments over a four (4) year period beginning with the first day of the calendar year immediately following the year in which the Participant ceases to be a director; or (3) ten (10) annual installments over a nine (9) year period beginning with the first day of the calendar year immediately following the year in which the Participant ceases to be a Director. If no distribution election is made the Participant will receive his or her Deferred Benefit in five (5) annual installments over a four (4) year period beginning with the first day of the calendar year immediately following the year in which the Participant ceases to be a director.

(c)    A Participant may elect a one-time change to the form of benefit in accordance with the Code and the following:

(i)      A Legacy Participant may elect to change his or her form of distribution to a single lump sum payment, and a New Participant may elect to change his or her form of distribution to any one of the three (3) forms in subsection (b) immediately above;

(ii)     The election shall not be effective until at least twelve (12) months after the date on which the election is made; and

(iii)    Except for distributions due to death or a Change in Control, no payment will be made (or commence being made) earlier than five (5) years from the first day of the calendar year following the year in which the Participant ceased to be a Director. For example, if a Participant ceases to be a Director in 2024 and had elected to change his or her form of distribution from ten annual installments to a lump sum, the lump sum would be payable on January 1, 2030.

7.    Specified Employees. Notwithstanding anything herein to the contrary, in no event shall a “specified employee,” as that term is defined in Section 409A of the Code, receive any payment earlier than six (6) months after separation from service (as such term is defined under Code Section 409A). The first annual installment for any such specified employee will be paid on or soon after the later of six (6) months after separation from the Bank or the first day of the calendar year immediately following the year of separation from the Bank. All subsequent annual installment payments to any such specified employee will be made in the month of January, beginning with the January that immediately follows the first annual installment payment.

8.    Death. Upon the death of a Participant prior to the Participant’s receipt of any portion of any benefit payable to the Participant hereunder, the Participant’s participation in the Plan shall cease and the Beneficiary of the deceased Participant shall be paid a benefit equal to the then remaining balance, if any, of the Participant’s Account as of the date of the Participant’s death, determined in accordance with Plan. The benefit shall be paid as a single lump sum payment, unless the Board, in its sole discretion, decides to pay it out in installments.

9.    Change in Control. In the event a Change in Control occurs, then the Deferred Benefits under this Plan shall be distributed to Participants in a lump sum within 90 days after the effective date of the Change in Control.

(a)    For purposes of this Agreement, a “Change in Control” shall mean (a) any one person, or more than one person acting as a group (as defined under U.S. Department of Treasury Regulation (“Treasury Regulation”) § 1.409A-3(i)(5)(v)(B)) acquires ownership of stock of the Bank that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Bank; or (b) any one person, or more than one person acting as a group (as defined under Treasury Regulation § 1.409A-3(i)(5)(v)(B)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Bank possessing 30 percent or more of the total voting power of the stock of the Bank; or (c) a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or (d) any one person, or more than one person acting as a group (as defined in Treasury Regulation § 1.409A-3(i)(5)(v)(B)) acquires (or has acquired during the 12- month period ending on the date of the most recent acquisition by such person or persons) assets from the Bank that have a total gross fair market value of more than 40 percent of the total gross fair market value of all of the assets of the Bank immediately before such acquisition or acquisitions. For purposes of clause (d), “gross fair market value” means the value of the assets of the Bank, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. The foregoing clauses (a) through (d) shall be interpreted in a manner that is consistent with the Treasury Regulations promulgated pursuant to Section 409A of the Code so that all, and only, such transactions or events that could qualify as a “change in control event” within the meaning of Treasury Regulation § 1.409A-3(i)(5)(i) shall be deemed to be a Change in Control for purposes of this Plan.

10.    Beneficiary Designation. Each Participant shall have the right, at any time, to designate any person or persons as his or her Beneficiary or Beneficiaries (both principal as well as contingent) to whom benefits under this Plan shall be paid in the event of his or her death prior to complete distribution of the Deferred Benefits due under the Plan. Any Beneficiary designation may be changed by a Participant in writing on a form prescribed by the Bank. The filing of a new Beneficiary designation form will cancel all Beneficiary designations previously filed. If a Participant fails to designate a Beneficiary as provided above, or if all designated Beneficiaries predecease the Participant, then the Participant’s designated Beneficiary shall be deemed to be his or her estate.

11.    Withholding for Payroll Taxes. To the extent required by law, the Bank shall withhold from payments made hereunder any taxes required to be withheld for purposes of federal, state, and local government taxes.

12.    Amendment. The Bank may at any time amend or terminate the Plan in whole or in part, provided, however, that no amendment shall be effective to decrease or restrict any amount then credited to a Participant’s Account.

13.    Termination of the Plan. Distribution of benefits pursuant to the termination of the Plan is prohibited unless the termination qualifies as a distributable event under Code Section 409A. Any such payments as a result of the termination of the Plan shall be made in accordance with the requirements of Code Section 409A.

14.    Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Bank and the Participant, and the Participant (or his or her Beneficiary) shall have no rights against the Bank except as may otherwise be specifically provided herein.

15.    Governing Law. The provisions of this Plan shall be construed and interpreted according to the laws of the State of Indiana.

16.    Validity. If any provision of this Plan is held to be invalid or unenforceable by a court of competent jurisdiction, such holding shall not impact the validity or enforceability of the remaining provisions of the Plan.

17.     Successors. The provisions of this Plan shall bind and inure to the benefit of the Bank and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase, or otherwise acquire all or substantially all of the business and assets of the Bank, and successors of any such corporation or other business entity.

ADOPTED by the Board of Directors of Peoples Bank this 20th day of May, 2022, effective as of the date referenced herein.

Attested by:

/s/ Benjamin J. Bochnowski CEO	/s/ Leane English Cerven Corporate Secretary

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